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                                                                       Exhibit 4
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                                         October 24, 2000


Berkshire Hathaway Inc.
1440 Keiwit Plaza
Omaha, Nebraska 68131

Attention: Warren E. Buffett
           Chairman and Chief Executive Officer

Ladies and Gentlemen:

           In connection with your consideration of a possible corporate transaction (a "Transaction") with Benjamin Moore & Co. (the "Company"), you have requested information concerning the Company. As a condition to your being furnished with such information, you agree to treat any information concerning the Company, its affiliates and subsidiaries that is furnished to you by or on behalf of the Company, whether furnished before or after the date of this letter, whether oral or written, together with analyses, compilations, studies or other documents prepared by you or any of your directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and any representatives of your advisors) (collectively, "Representatives") that contain or otherwise reflect such information (hereinafter collectively referred to as the "Evaluation Material"), in accordance with the provisions of this agreement. The term "Evaluation Material" does not include information that (a) was or becomes generally available to the public other than as a result of a disclosure by you or your Representatives or (b) was or becomes available to you on a non-confidential basis from a source other than the Company or its advisors, provided that such source was not known by you to be bound by any agreement with the Company to keep such information confidential, or otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation.

           You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible Transaction between the Company and you, or the consummation of a Transaction between the Company and you in a manner that the Company has approved, and that such information will be kept confidential by you and your Representatives, except to the extent that disclosure of such information (a) has been consented to in writing by the Company, (b) is required by law, regulation, supervisory authority or other applicable judicial or governmental order or (c) is made to your Representatives who need to know such information for the purpose of evaluating, documenting or consummating any such possible Transaction between the Company and you (it being understood that such Representatives shall have been advised of this agreement and shall have agreed to be bound by the provisions hereof). In any event, you shall be responsible for any breach of this agreement by any of your Representatives and you agree, at your sole expense, to take all reasonable measures (including but not limited to court
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proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

           In addition, without the prior written consent of the Company, you will not, and will direct your Representatives not to, disclose to any person
(a) that the Evaluation Material has been made available to you or your Representatives, (b) that discussions or negotiations are taking place concerning a possible Transaction between the Company and you or (c) any terms, conditions or other facts with respect to any such possible Transaction, including the status thereof.

           In the event that you are requested or required by law, regulation, supervisory authority or other applicable judicial or governmental order to disclose any Evaluation Material or any other information concerning the Company or the Transaction, you will provide the Company with prompt written notice of such request or requirement so that the Company may seek an appropriate protective order or other remedy, consult with you with respect to the Company taking steps to resist or narrow the scope of such request or legal process, or waive compliance, in whole or in part, with the terms of this agreement. If, failing the entry of a protective order, you are, in the opinion of your counsel, compelled to disclose Evaluation Material, you may disclose that portion of the Evaluation Material that your counsel advises that you are compelled to disclose and will exercise reasonable best efforts to obtain assurance that confidential treatment will be accorded to that portion of the Evaluation Material that is being disclosed. In any event, you will not oppose action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material.

           Until the earliest of (a) the execution by you of a definitive agreement regarding a Transaction with the Company, (b) an acquisition of the Company by a third party, or (c) three years from the date of this agreement, you agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or employee of the Company regarding the Company's business, operation, prospects or finances, except with the express permission of the Company.

           For a period of three years from the date of this agreement, you agree not to directly or indirectly solicit for employment or employ, any of the current employees of the Company or its subsidiaries to whom you had been directly or indirectly introduced or otherwise had contact with as a result of your consideration of a Transaction or directly or indirectly solicit any customers, clients or accounts of the Company, during the period in which there are discussions conducted pursuant hereto without the prior written consent of the Company.

           In consideration of the Evaluation Material being furnished to you, you hereby further agree that, without the prior written consent of the Company or the Board of Directors of the Company, for a period of three years from the date hereof, neither you nor any of your Representatives or affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended), acting alone or as part of a "group" (as defined in Section 13(d)(3) of the Securities Exchange Act, as amended), will (1) acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or securities convertible into voting securities of the Company or any subsidiary thereof, or of any successor

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to or person in control of the Company, or any assets of the Company of any subsidiary or division thereof or of any such successor or controlling person,
(2) propose to enter into, directly or indirectly, any merger or business combination involving the Company or any of its subsidiaries, (3) otherwise seek to influence or control, in any manner whatsoever (including proxy solicitation or otherwise), the management or policies of the Company, (4) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or any of its securities assets, or (5) assist, advise or encourage (including by knowingly providing or arranging financing for that purpose) any other person in doing any of the foregoing; provided, however, that the Company hereby acknowledges it has consented to your making the proposal you have already made and to the ongoing communication between us regarding documenting and attempting to reach an agreement with respect to that proposal.

          You hereby acknowledge that you are aware and that you will advise your Representatives that the federal and state securities laws prohibit any person who has material, nonpublic information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

          All Evaluation Material disclosed by the Company shall be and shall remain the property of the Company. Within five days after being so requested by the Company, you shall return or destroy all documents thereof furnished to you or your Representatives by the Company. Except to the extent a party is advised in writing by counsel that such destruction is prohibited by law, you will also destroy all written material, memoranda, notes, copies, summaries, analyses, excerpts and other writings or recordings whatsoever prepared by you or your Representatives based upon, containing or otherwise reflecting any Evaluation Material. Any destruction of materials shall be confirmed by you in writing. Any Evaluation Material that is not returned or destroyed, including without limitation any oral Evaluation Material, shall remain subject to the confidentiality obligations set forth in this agreement.

          You understand and acknowledge that any and all information contained in the Evaluation Material is being provided without any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, on the part of the Company or any of its affiliates or representatives. You agree that none of the Company or any of its affiliates or representatives shall have any liability to you or any of your Representatives hereunder relating to or arising from your or their use of any Evaluation Material or for any errors therein or omissions therefrom. It is understood that the scope of any representations and warranties to be given by the Company will be negotiated along with other terms and conditions in arriving at a mutually acceptable form of definitive agreement should discussions between you and the Company progress to such a point.

          You agree that unless and until a definitive agreement regarding a Transaction between the Company and you has been executed, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals

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made by you or any of your Representatives with regard to a Transaction between the Company and you, and to terminate discussions and negotiations with you at any time.

          It is understood and agreed that money damages would not be a sufficient remedy for any breach of this agreement and that the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach and you further agree to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this agreement but shall be in addition to all other remedies available at law or in equity to the Company.

          In the event of litigation relating to this agreement, if a court of competent jurisdiction determines in a final, non-appealable order that you or your Representatives breached this agreement, then you shall be liable and pay to the Company its costs and expenses (including, without limitation, legal fees and expenses) incurred by it in connection with such litigation, including any appeal therefrom.

          This agreement is for the benefit of the Company and is governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles. Any action brought in connection with this agreement shall be brought in the federal or state courts located in the City of New York, and the parties hereto hereby irrevocably consent to the jurisdiction of such courts. Your obligations under this agreement shall terminate three (3) years after the date hereof, except as otherwise explicitly stated above.

          This agreement may not be amended except in writing signed by both parties hereto. Any attempted assignment of this letter agreement by you without the prior written consent of the Company shall be void. No failure or delay by the Company in exercising any right, power or privilege hereunder or any single or partial exercise thereof shall operate as a waiver thereof or preclude any other or further exercise of any right, power or privilege hereunder. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provisions of this agreement, which shall remain in full force and effect.

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          This agreement may be executed in counterparts. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

                                    Very truly yours,

                                    BENJAMIN MOORE & CO.

                                    By:   /s/ Yvan Dupuy
                                          ----------------------------------
                                          Name:  Yvan Dupuy
                                          Title: President and Chief Executive
                                                 Officer
Accepted and agreed to as of
the date set forth above:

BERKSHIRE HATHAWAY INC.

By: /s/ Warren E. Buffett
    ------------------------------------
    Name:  Warren E. Buffett
    Title: Chairman and Chief Executive Officer

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